AT AKORN:                    AT FRB:
Eric Wingerter               Jenifer Estabrook   Kathy Brunson
VP-Finance & Administration  General Information Analyst Contact
(504) 893-9300               (312) 640-6787      (312) 640-6696


FOR IMMEDIATE RELEASE
TUESDAY, OCTOBER 29, 1996


  AKORN REPORTS BREAK-EVEN FIRST QUARTER ON SLIGHTLY LOWER
   REVENUES; CHANGES YEAR END TO DECEMBER 31; COMMENTS ON
                      POSITIVE OUTLOOK

ABITA SPRINGS, LA, OCTOBER 29, 1996-Akorn, Inc. (Nasdaq: AKRN) announced today break-even operating results on $8.1 million in revenues for the quarter ended September 30, 1996. In the comparable prior-year period, the company reported net income of $499,000, or 3 cents per share, on $8.7 million in revenues, after restatement for the recent acquisition of Pasadena Research Laboratories, Inc. (PRL), under pooling-of-interests accounting treatment. The company also confirmed that it will be changing its fiscal year end to December 31.

     The company said current quarter sales and profits were lower primarily due to weakness in its contract manufacturing segment and the ongoing effect of Akorn's decision in June to discontinue its Ophthalmic Division's practice of giving discounts to wholesalers at the end of every quarter. John Kapoor, chairman and CEO, explained, "We are confident that the discontinuation of this discounting practice will have a positive effect on margins going forward. While sales for the Ophthalmic Division declined compared with the prior year, our core business remains solid, and we are currently working to build our top line in both divisions through new product offerings that will come from both our research and development and business development activities."

REVIEW OF RESULTS

     Net sales for the quarter ended September 30, 1996, were $8.1 million, down 7 percent from last year's $8.7 million. Gross profit declined 10 percent to $3.0 million from $3.3 million. Gross margins were relatively constant, as a significant decline in contract manufacturing margins, associated with low plant throughput, offset increases in margins for distributed products, primarily in the injectable area.

     Selling, general and administrative expenses remained relatively stable at $2.4 million for the current quarter, compared with $2.3 million for the prior year. Research and development expenditures increased significantly to $515,000 from $249,000 in the prior-year quarter. According to the company, this increase reflects accelerated efforts to bring products to market quickly through the company's own internal R&D and through strategic alliances. These alliances were continued from the PRL acquisition. The increase in R&D also reflects a lower percentage of site transfer products for which costs had previously been accrued.

     Net interest and other income remained relatively stable as increases in interest expense were offset by an increase in other income.
OUTLOOK POSITIVE

     Commenting on operations, Kapoor noted that, "the company continues to implement its new strategic plan for the Injectable Division and its search for a senior executive to head up the Ophthalmic Division. While Akorn is experiencing some short-term operating issues associated with plant volume and a temporary lull in product introductions, we are confident these issues will be resolved in the near term."

     Kapoor also said, "Our analysis of each ophthalmic business unit is progressing and we see significant opportunities to capitalize on Akorn's value image. We hope to fill the senior executive's position by the end of the year which will allow us to accelerate the implementation of our strategies for each business unit."

     Floyd Benjamin, president of the Injectable Division added, "While low plant volume has negatively affected our manufacturing operations, distribution continues to perform well with sales of several high-margin, niche products posting stronger numbers than expected. R&D is also demonstrating solid progress. We expect to launch several new grandfathered products as early as the first quarter of calendar 1997. Additionally, we are presently bringing in-house the manufacture of a number of grandfathered products that we currently distribute. By producing these products ourselves, we will help solve our plant volume issues as well as increase our distribution profits."

     The company is in the process of restructuring its bank credit facilities to lower its short-term debt service requirements and to allow the flexibility for additional financing for currently needed capital improvements and product acquisitions.

     According to the company, management continues to believe Akorn will operate at or near break-even for the next one to two quarters, until the impact of the above noted measures begin to be recognized. "We are confident that Akorn will return to sustainable profitability once these strategies are fully implemented," Kapoor noted. "In addition, the decision to change our fiscal year end will align Akorn more closely with its peer group."

     To the extent any statements made in this release deal with information that is not historical, these statements are necessarily forward-looking. As such, they are subject to the occurrence of many events outside of Akorn's control and are subject to various risk factors that could cause Akorn's results to differ materially from those expressed in any forward-looking statement. The risk factors are described in Akorn's report on Form 10-K as filed with the SEC and include, without limitation, the inherent risk of product development failure, regulatory risks and risks related to market acceptance and competition.

     Akorn, Inc. manufactures, sterile ophthalmic and injectable pharmaceuticals, and markets and distributes an extensive line of ophthalmic products.


                 Financial Tables Follow . . .

For additional information about Akorn, Inc. free of charge via fax,
             dial 1-800-PRO-INFO and enter "AKRN."

                           -more-


CONSOLIDATED BALANCE SHEETS
(in thousands)

                                      Sept. 30,     June 30,
                                         1996         1996
                                    _____________ _____________
Assets
Cash and investments                     $1,082       $1,793
Accounts receivable, net                  4,847        4,916
Inventory, net                            9,481        8,860
Other current assets                      1,708        1,682
                                     _____________ _____________
  Total current assets                   17,118       17,251

Property, plant and equipment, net       12,883       11,524
Other assets                              1,323        1,042
                                     _____________ ______________
  Total assets                          $31,324      $29,817
                                      ============ ==============

Liabilities and shareholders' equity
Short-term borrowings                      $400       $1,294
Current portion of long-term debt and     1,160          858
Trade accounts payable                    1,782        2,680
Income taxes payable                        641          626
Accrued compensation                        996        1,106
Other accrued expenses                    5,293        3,037
                                     ______________ ______________
  Total current liabilities              10,272        9,601

Long-term debt and capital leases         4,502        3,544
Other long-term liabilities                 197          371

Shareholders' equity                     16,353       16,301
                                      _____________ _____________
  Total liabilities and shareholders'   $31,324      $29,817
                                       ============ =============

CONSOLIDATED STATEMENT OF EARNINGS
In thousands, except per share amounts

                            Three months ended September 30,
                            1996         1995         %Chg
                       ______________ ____________ ____________
Net sales:
  Ophthalmic                $4,854       $5,616        -13.6%
  Injectable                 3,247        3,123          4.0%
                       ______________ _____________
    Total sales              8,101        8,739         -7.3%

Cost of sales                5,132        5,434         -5.6%
                       ______________ _____________
Gross profit                 2,969        3,305        -10.2%

Selling, general and
 administrative              2,433        2,305          5.6%
Research and development       515          249        106.8%
                        ______________ _____________
Operating income                21          751        -97.2%
Interest & other income
  (expense), net                36           19         89.5%
                        ______________ _____________
Pretax income                   57          770        -92.6%
Income taxes                    22          271        -91.9%
                        ______________ _____________
Net income                     $35         $499        -93.0%
                        ============== =============
Per share:
  Net income              $   0.00        $0.03       -100.0%
                        ============== =============
Weighted average shares     16,780       16,660          0.7%
                        ============== =============